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                                                                     EXHIBIT 5.1

                                   Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                       Telephone:  305.892.1122
Miami, Florida 33181                                  Facsimile:    305.892.0822




May 4, 1999



Pick-Ups Plus, Inc.
3532 Irvin Simpson Road
Mason, OH 45040

Gentlemen:

I have acted as special counsel to Pick-Ups Plus, Inc., a Delaware corporation (the "Corporation"), in connection with the offering of 950,000 shares of Common Stock by selling security holders. The offering of the shares is to be made pursuant to Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock to be issued to the selling security holders upon exercise of Common Stock Purchase Warrants in accordance with the terms thereof will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                               Yours very truly,



JB/jm                                          s/Joel Bernstein